Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 29, 2008

among

GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC,

THE LENDERS PARTY HERETO,

and

GARRISON LOAN AGENCY SERVICES LLC,

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TABLE OF CONTENTS

(continued)

EXHIBIT A	Form of Loan Request
EXHIBIT B	Form of Promissory Note
EXHIBIT C	Liquidation Plan
EXHIBIT D	Specified Collateral
SCHEDULE A

-ii-

This CREDIT AGREEMENT dated as of May 29, 2008, among GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC, a California limited liability company, as borrower (the “Borrower”), GARRISON SPECIAL OPPORTUNITIES FUND LP, a Delaware limited partnership, as a lender, GAGE INVESTMENT GROUP LLC, a Delaware limited liability company, as a lender, and GARRISON LOAN AGENCY SERVICES LLC, a Delaware limited liability company, in its capacity as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”).

In consideration of the mutual agreements contained herein, each party hereto agrees as follows:

ARTICLE I

Definitions and Interpretation

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” is defined in the preamble.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.01(f), the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Approved Operating Expenses” means Operating Expenses that are approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee.

“Available Distribution Amount” is defined in Section 2.09(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York, are authorized or required by law, executive order or governmental decree to close.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” is defined in Section 9.09.

“Closing Date” means May 29, 2008.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in any Security Document.

“Collection Account” is defined in the Security Agreement.

“Collections”, for any Monthly Period, means, without duplication, all amounts received or realized by the Borrower or its Affiliates from or with respect to the Collateral, including through disposition, lease, transfer or other disposal of the Collateral.

A Collection shall be deemed to have been received at the end of the day on the date of processing of such Collection.

“Commitment” means, with respect to each Lender the commitment of such Lender to make the Loan hereunder, as set forth on Schedule A hereto. The aggregate Commitments of the Lenders shall be $12,000,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” is defined in the Security Agreement.

“Debtor Relief Laws” means (i) the United States Bankruptcy Code and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Bank” means “the Bank” as defined in the Control Agreement.

“Dollars” or “$” means lawful money of the United States of America.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (c) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Event of Default” is defined in Article VII.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by any jurisdiction or Governmental Authority and (b) any branch profits taxes imposed by any jurisdiction or Governmental Authority.

“Financial Officer” of any person means the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

“Financing Parties” means the Lenders, the Collateral Agent and the Administrative Agent.

“Fitch” means Fitch, Inc., doing business as Fitch Ratings.

“Funding Date” is defined in Section 4.01.

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“GAG Guaranty” means the Great American Group, LLC Guaranty, dated as of May 29, 2008, by the Guarantor in favor of the Financing Parties.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Great American Group, LLC.

“Highest Rating” means, with respect to Moody’s, “P-1” or “Aaa”, and, with respect to S&P, “A-1” or “AAA”, or any rating category to which the Administrative Agent consents.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all capital lease obligations of such person, (i) all obligations of such person as an account party in respect of drawn amounts under letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” shall mean, with respect to the Loan: (a) initially, the period commencing on and including the date of such Loan and ending on the last day of the calendar month, and (b) thereafter, each Monthly Period. Interest shall accrue from and including the first day of an Interest Period to the last day of such Interest Period; provided, however, that if a Loan or Loans are prepaid in accordance with Section 2.08(a) and Section 2.09, interest on such prepaid amounts shall cease to accrue upon such payment.

“Interest Rate” means 20.0% per annum, as compounded in the manner set forth in Section 2.05(a) hereto.

“Investment Amount” means $1,150,000 less any payments to Borrower pursuant to Sections 2.09(a)(vi) or (b)(v).

“Lender” means Garrison Special Opportunities Fund LP, Gage Investment Group LLC and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the loan made by the Lenders to the Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement, the GAG Guaranty and the Security Documents.

“Loan Party” means the Borrower and the Guarantor.

“Loan Request” means the request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Material Adverse Event” means any event or development that reasonably could be expected to result in (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of a Loan Party, (b) a material impairment of the ability of a Loan Party to perform any of its respective obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lender under any Loan Document.

“Maturity Date” means the earlier of (i) the first anniversary of the Closing Date, provided, however, that the Borrower may extend the initial Maturity Date up to 120 days by providing notice to the Administrative Agent no later than 30 days prior to the Maturity Date and paying the Administrative Agent an extension fee equal to $180,000, and (ii) the date on which the Administrative Agent accelerates payment under this Agreement as a result of the occurrence of an Event of Default.

“Maximum Rate” is defined in Section 9.09.

“Monthly Period” means the monthly period beginning on the first day of any calendar month and ending on the last day of such calendar month. When used with respect to any Payment Date, the Monthly Period shall be the calendar month preceding the calendar month in which such Payment Date occurs and may be referred to herein as a “related” Monthly Period.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligations” means all obligations defined as “Obligations” in the Security Documents.

“Operating Expenses” means actual out-of-pocket costs, expenses and liabilities of the Borrower in connection with the operation and management of the Borrower; provided, however, that such out-of-pocket costs, expenses and liabilities of the Borrower shall not include any amounts set forth in Section 2.09(c) with respect to the repair or refurbishment of the collateral using the proceeds from the sale or disposition of the Specified Collateral.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Payment Date” means the 10th day of each calendar month after the Closing Date; provided, however, that to the extent any 10th day is not a Business Day, then the “Payment Date” will be the next Business Day.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit I to the Security Agreement.

“Permitted Investments” means:

(i) negotiable instruments or securities represented by instruments in bearer or registered form that evidence: (A) obligations issued or fully guaranteed, as to timely payment, by the United States of America or any instrumentality or agency thereof when such obligations are backed by the full faith and credit of the United States of America; (B) time deposits in, or bankers’ acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Borrower’s investment or contractual commitment to invest therein, the short-term deposits or commercial paper of such depository institution or trust company shall have the Highest Rating; (C) commercial paper or other short-term obligations having, at the time of the Borrower’s investment or contractual commitment to invest therein, the Highest Rating; or (D) investments in money market or common trust funds having the Highest Rating;

(ii) demand deposits in the name of the Borrower in any depository institution or trust company referred to in clause (i)(B) above;

(iii) securities not represented by an instrument, which (A) are registered in the name of the Borrower upon books maintained for that purpose by or on behalf of the issuer thereof and consisting of shares of an open end diversified investment company that is registered under the Investment Company Act of 1940, as amended, and that (x) invests its assets exclusively in obligations of or guaranteed by the United States of America or any instrumentality or agency thereof having in each instance a final maturity date of less than one year from their date of purchase or other Permitted Investments, (y) seeks to maintain a constant net asset value per share and (z) has aggregate net assets of not less than $100,000,000 on the date of purchase of such shares and (B) is approved by the Administrative Agent;

(iv) a guaranteed investment contract (guaranteed as to timely payment) approved by the Administrative Agent;

(v) repurchase agreements transacted with either (A) an entity subject to the United States federal bankruptcy code, provided, however, that (1) the term of the repurchase agreement is consistent with the amortization requirements relating to the Loans or is due on demand, (2) the Collateral Agent or a third party acting solely as agent for the Lender has possession of the collateral, (3) the Borrower has a perfected first priority security interest in the collateral and such security interest has been validly assigned to the Collateral Agent, (4) the market value of the collateral is maintained at the requisite collateral percentage of the obligation in accordance with standards of the rating agencies, as determined by the Administrative Agent in the exercise of its reasonable discretion, (5) the failure to maintain the requisite collateral level will obligate the Borrower to liquidate the collateral immediately, (6) the securities subject to the repurchase agreement are either obligations of, or fully guaranteed as to principal and interest by, the United States of America or any instrumentality or agency thereof, certificates of deposit or bankers acceptances and (7) the securities subject to the repurchase agreement are free and clear of any third party lien or claim; or (B) a financial institution insured by the FDIC, or any broker-dealer with “retail customers” that is under the jurisdiction of the Securities Investors Protection Corp. (“SIPC”), provided, however, that (1) the market value of the collateral is maintained at the requisite collateral percentage of the obligation in accordance with the standards of the rating agencies, as determined by the Administrative Agent in the exercise of its reasonable discretion, (2) the Borrower or a third party (with a short-term debt rating of “P-1” or higher by Moody’s) acting solely as agent for the Borrower has possession of the collateral, (3) the Borrower has a perfected first priority security interest in the collateral and such security interest has been validly assigned to the Collateral Agent, (4) the collateral is free and clear of third party liens and, in the case of an SIPC broker, was not acquired pursuant to a repurchase or reverse repurchase agreement and (5) the failure to maintain the requisite collateral percentage will obligate the Borrower to liquidate the collateral; provided, however, that at the time of the Borrower’s investment or contractual commitment to invest in any repurchase agreement, the short-term deposits or commercial paper rating of such entity or institution in clauses (A) and (B) shall have a credit rating not lower than the Highest Rating; and

(vi) any other investment that is approved by the Administrative Agent.

“Permitted Liens” means:

(i) Liens for taxes, fees, assessments and other governmental charges not yet due or which are being contested in compliance with Section 5.01(b);

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in compliance with Section 5.01(b); and

(iii) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations.

“Person” or “person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Preference Amount” means, for any Interest Period and related Payment Date, an amount, compounded monthly, equal to the product of (a) the Investment Amount as of the beginning of such Interest Period, (b) 20.0%, and (c) the actual number of days in such Interest Period over 360.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans outstanding and unused Commitments representing at least a majority of the sum of all Loans outstanding and unused Commitments at such time.

“Requirements of Law” for any person means the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any requirement of any law, rule or regulation or Governmental Authority, in each case applicable to or binding upon such person or to which such person is subject, whether federal, state or local (including usury laws, Regulation T, Regulation U, Regulation X, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board).

“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any Equity Interests in the Borrower, provided, however, that the Borrower may make a distribution to the holder of its Equity Interest to the extent of funds paid to the Borrower pursuant to clauses (a)(iv), (a)(v),(a)(vi),(a)(vii),(b)(iv),(b)(v),(b)(vi) or (b)(vii) of Section 2.09 hereto.

“S&P” means Standard & Poor’s Rating Services.

“Secured Parties” is defined in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of May 29, 2008, between the Borrower and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Control Agreement, and each other security agreement, instrument and document executed and delivered pursuant thereto or pursuant to Section 5.01(g).

“Specified Collateral” means the Collateral specified on Exhibit D.

“SPC” is defined in Section 9.04(i).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Transactions” is defined in Section 3.02.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

The Loan

SECTION 2.01 Commitments. Subject to the terms and conditions, subject to the approval of the Administrative Agent in its sole discretion and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make the Loan to the Borrower in an aggregate principal amount of $12,000,000. Subject to the terms, conditions and limitations set forth herein, the Borrower may pay or prepay such Loan.

SECTION 2.02 Loan. (a) The Loan shall be made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make the Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make the Loan required to be made by such other Lender).

(b) Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall credit the amounts so received to an account in the name of the Borrower, maintained with the Administrative Agent and designated by the Borrower in the Loan Request or, if the Loan shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Loan that such Lender will not make available to the Administrative Agent such Lender’s portion of such Loan, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Loan in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.03 Loan Procedure. In order to request the Loan, the Borrower shall deliver by hand, by facsimile or by electronic mail to the Lender a duly completed Loan Request not later than 12:00 p.m., New York City time, one Business Day before the proposed Loan. The Loan Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) the date of such requested Loan (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); and (iii) the amount of such Loan; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested borrowing shall comply with the requirements set forth in Section 2.02. The Administrative Agent shall promptly advise the Lender of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Loan.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender, assignees and participants resulting from the Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to the Lender, assignees and participants from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of the Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower.

(d) The entries made in the accounts maintained pursuant to paragraph (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms hereof.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note or promissory notes in the form attached hereto as Exhibit B. In such event, the Borrower shall execute and deliver to such Lender such promissory note payable to such Lender and its registered assigns. The interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Interest on Loans.

(a)(i) Each Loan and (ii) interest due but not paid on a prior Payment Date because of the insufficiency of the Available Distribution Amount on such Payment Date (other than pursuant to the breach of the Borrower or the Guarantor of any agreement or covenant set forth herein or in any of the other Loan Documents) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Interest Rate for the Interest Period in effect for such Loan.

(b) Interest on the unpaid principal amount of the Loan and interest due but not paid on a prior Payment Date because of the insufficiency of the Available Distribution Amount on such Payment Date shall be payable on each Payment Date except as otherwise provided in this Agreement. The applicable Interest Rate for each Monthly Period or day or Interest Period within a Monthly Period, as the case may be, shall be determined by the Lender at the beginning of such Monthly Period or on such date within a Monthly Period, as applicable, in accordance with the applicable provisions hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.06 Default Interest. If the Borrower shall default in the payment of the principal of or interest on the Loan or any other amount becoming due hereunder (other than interest due but not paid on a prior Payment Date because of the insufficiency of the Available

Distribution Amount on such Payment Date (other than pursuant to the breach of the Borrower or the Guarantor of any agreement or covenant set forth herein or in any of the other Loan Documents)), by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the Interest Rate otherwise applicable to such Loan pursuant to Section 2.05 plus 2.00% per annum.

SECTION 2.07 [RESERVED].

SECTION 2.08 Prepayment.

(a) The Borrower may prepay the Loan, in whole or in part, upon at least three Business Days’ prior written (delivered by mail or facsimile) notice (or telephone notice promptly confirmed by written (delivered by mail or facsimile) notice); provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000 and not less than $100,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of the Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. All prepayments under this Section 2.08 shall be without premium or penalty. All prepayments under this Section 2.08 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.09 Deposit and Application of Collections. The Borrower shall deposit all Collections into the Collection Account within two Business Days after receipt of the same.

(a) On each Payment Date prior to the occurrence and continuation of an Event of Default or after the cure of such Event of Default, the Administrative Agent shall apply the balance on deposit in the Collection Account, including any net investment earnings on balances in the Collection Account (collectively, the “Available Distribution Amount”), in the following order, in each case to the extent of the Available Distribution Amount:

(i) first; to the Administrative Agent for distribution to the Lenders, accrued and unpaid interest on the outstanding principal balance of the Loan;

(ii) second, to the Administrative Agent for distribution to the Lenders, all other accrued and unpaid interest, fees, costs, indemnities and other amounts (but excluding payments of principal on the Loan);

(iii) third, to the Administrative Agent for distribution to the Lenders, an amount equal to the aggregate unpaid principal amount of the Loan;

(iv) fourth, to the Borrower, an amount equal to the accrued and unpaid Preference Amount;

(v) fifth, to the Borrower, any Approved Operating Expenses;

(vi) sixth, to the Borrower, an amount equal to the unpaid Investment Amount;

(vii) seventh, (A) until the aggregate amount distributed pursuant to this clause (vii) or Section 2.09(b)(vii) equals or exceeds $4,000,000, any amounts remaining shall be paid (1) 50% to the Borrower and (2) 50% to the Administrative Agent for distribution to the Lenders, and (2) on and after the date on which the aggregate amount distributed pursuant to this clause (vii) or Section 2.09(b)(vii) equals or exceeds $4,000,000, any amounts remaining shall be paid (1) 60% to the Borrower and (2) 40% to the Administrative Agent for distribution to the Lenders.

(b) On each Payment Date on and after the occurrence and during the continuation of an Event of Default, the Administrative Agent shall apply the Available Distribution Amount in the following order, in each case to the extent of the Available Distribution Amount:

(i) first, to the Administrative Agent for distribution to the Lenders, accrued and unpaid interest on the outstanding principal balance of the Loan;

(ii) second, to the Administrative Agent for distribution to the Lenders, all other accrued and unpaid interest, fees, costs, indemnities and other amounts (but excluding payments of principal on the Loan);

(iii) third, to the Administrative Agent for distribution to the Lenders, an amount equal to the aggregate unpaid principal amount of the Loan;

(iv) fourth, to the Borrower, an amount equal to the accrued and unpaid Preference Amount;

(v) fifth, to the Borrower, an amount equal to the unpaid Investment Amount;

(vi) sixth, to the Borrower, any Approved Operating Expenses;

(vii)(A) until the aggregate amount distributed pursuant to this clause (vii) or Section 2.09(a)(vii) equals or exceeds $4,000,000, any amounts remaining shall be paid (1) 50% to the Borrower and (2) 50% to the Administrative Agent for distribution to the Lenders, and (2) on and after the date on which the aggregate amount distributed pursuant to this clause (vii) or Section 2.09(a)(vii) equals or exceeds $4,000,000, any amounts remaining shall be paid (1) 60% to the Borrower and (2) 40% to the Administrative Agent for distribution to the Lenders.

(c) Notwithstanding anything set forth in Sections 2.09(a) or (b) to the contrary, before the occurrence and continuation of an Event of Default, the Borrower shall be permitted to apply any Collections from the sale or other disposition of the Specified Collateral to the refurbishment and repair of the other Collateral, which refurbishment and repair is hereby approved by the Collateral Agent, and which Collections shall be remitted to a new collection account subject to a Control Agreement in favor of the Collateral Agent.

SECTION 2.10 [RESERVED].

SECTION 2.11 [RESERVED].

SECTION 2.12 Pro Rata Treatment. The Loan, each payment or prepayment of principal of the Loan, each payment of interest on the Loan, each other payment under Section 2.09, each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated or any Lender has failed to make any part of its Loan, in accordance with the respective principal amounts of the outstanding Loan). Each Lender agrees that in computing such Lender’s portion of the Loan made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next higher or lower whole dollar amount.

SECTION 2.13 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of the Loan as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.14 Payments.

(a) The Borrower shall make each payment (including principal of or interest on the Loan or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at such place as may be designated from time to time by the Administrative Agent in writing to the Borrower and the Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on the Loan or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or applicable fees payable hereunder.

SECTION 2.15 Taxes.

(a) Any and all payments by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided, however, that if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) subject to Section 2.09(a) and (b), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made but only to the extent that any such deduction or withholding is required solely as a result of such Change in Law, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Financing Parties for the full amount of any Indemnified Taxes or Other Taxes required to be paid by such Person, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate signed by a Financial Officer of such Lender as to the amount of such payment or liability delivered to the Borrower by a Lender, or by a Financial Officer of the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error. Such amount shall constitute an “Other Amount” and shall be paid pursuant to Section 2.09. The Borrower shall not be under any obligation, however, to compensate the Lender under this Section 2.15 with respect to any period prior to the date that is 90 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased amounts and of the fact that such circumstances would result in a claim for such amounts; provided, however, that this exception shall not apply in the event that such Lender is contesting in good faith the requirement to pay all or any substantial portion of such amounts to the relevant Governmental Authority.

(d) As soon as practicable, after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

ARTICLE III

Representations and Warranties

The Borrower, as to itself only and not as to the other, represents and warrants to the Financing Parties as of the Closing Date:

SECTION 3.01 Organization; Powers.

It (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, as applicable, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Event, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

SECTION 3.02 Authorization. The execution, delivery and performance by it of each of the Loan Documents to which it is a party and the transactions contemplated thereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite limited liability company action and (b) will not (i) violate in any material respect (A) any provision of applicable law, statute, rule or regulation applicable to it, or of any of its organizational documents, (B) any order of any Governmental Authority binding on such party or its assets or (C) any provision of any indenture or other material agreement or instrument to which it is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument to which it is a party or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets owned by the Borrower (other than any Lien created hereunder or under the Security Documents).

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by it and constitutes, and each other Loan Document to which it is a party when executed and delivered by it thereto will constitute, a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, or similar law affecting creditor rights generally or general principles of equity.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority with respect to it is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05 No Material Adverse Event. Since the date of its last financial statement, there has not occurred any Material Adverse Event with respect to it.

SECTION 3.06 Subsidiaries. The Borrower has no subsidiaries and owns no Equity Interests in any other person (except any Equity Interest that constitutes a Permitted Investment).

SECTION 3.07 Litigation; Compliance with Laws. There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any business, property or rights of the Borrower that involve any Loan Document or the Transactions. The Borrower and its material assets are not in violation of, and the continued operation of the Borrower’s material assets as currently conducted will not violate, any applicable law, rule or regulation, and the Borrower is not in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Event.

SECTION 3.08 Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.09 Investment Company Act; Public Utility Holding Company Act. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.10 No Material Misstatements. All information, reports, financial statements, exhibits or schedules furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto has been or shall be true and correct in all material respects.

SECTION 3.11 Employees. As of the Closing Date, the Borrower had no employees.

SECTION 3.12 Solvency. The fair saleable value of Borrower’s assets exceeds both the Borrower’s total liabilities and probable liabilities. The Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Borrower and the amounts to be payable on or in respect of obligations of the Borrower).

SECTION 3.13 Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate and so long as appropriate financing statement amendments continuing such financing statements are timely filed in the appropriate offices, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.01(b).

ARTICLE IV

Conditions of Lending

SECTION 4.01 Loan. The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction of the following conditions on the date of the Loan (the “Funding Date”):

(a) The Administrative Agent shall have received the Loan Request as required by Section 2.03.

(b) The representations and warranties of Borrower set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of such Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) The Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Loan, no Event of Default or Default shall have occurred and be continuing.

(d) All legal matters incident to this Agreement, the Loan and the other Loan Documents shall be satisfactory to the Administrative Agent. In particular, and the Borrower and the Guarantor shall have executed and delivered all final Loan Documents with respect to the Loan in form and substance satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received (i) a copy of the certificate of formation or incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the operating agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members or the Board of Directors, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents and, if the Loan Party is the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or organization of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) such other documents as the Financing Parties may reasonably request.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(g) The Security Agreement and Control Agreements shall be in full force and effect on the date hereof and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral described in such agreement shall have been delivered to the Collateral Agent.

(h) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower in the states (or other jurisdictions) in which the Borrower is located and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.01(b) or have been released.

(i) The Collateral Agent shall have received a Perfection Certificate with respect to the Borrower dated the First Funding Date and duly executed by the Borrower as contemplated by the Security Agreement.

(j) There shall not have occurred any event, development or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect on or change in the financial condition, business, results of operation, assets or liabilities of the Borrower and its Affiliates taken as a whole.

(k) Nordstrom Machine Company and Excel Equipment shall have contributed in the aggregate $200,000 to the Borrower, and the Guarantor shall have contributed at least $950,000 to the Borrower.

(l) The parties hereto shall have mutually agreed to the form and substance of the reports delivered pursuant to Section 5.01(c)(iv).

(m) The Guarantor shall have deposited $300,000 into a segregated deposit account in the name of the Borrower (the “Operating Expenses Account”) for the purpose of paying Operating Expenses.

The Loan shall be deemed to constitute a representation and warranty by the Borrower on the date of such Loan as to the matters specified in paragraphs (b), and (c) of this Section 4.01.

ARTICLE V

Affirmative Covenants

SECTION 5.01 Covenants of the Borrower. The Borrower covenants and agrees with each Financing Party that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on the Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will:

(a) Existence; Businesses and Properties.

(i) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(ii) Comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted.

(b) Obligations and Taxes. Pay its Indebtedness, Operating Expenses and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, would reasonably be expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

(c) Financial Statements, Reports, etc. Furnish to the Lender:

(i) within 45 days after the end of each fiscal quarter (beginning with the first quarter ending after the Funding Date), the Borrower’s unaudited balance sheet and related statement of income showing the Borrower’s financial condition as of the close of such quarter, certified by one of the Borrower’s Managers as fairly presenting its financial condition and results of operations for such quarter;

(ii) within fifteen Business Days after the end of each calendar month, the Borrower’s balance sheet and income statement showing the Borrower’s financial condition as of the close of such calendar month, certified by one of the Borrower’s Managers as fairly presenting its financial condition and results of operations for such period;

(iii) concurrently with any delivery of financial statements under clauses (i) or (ii) above, a certificate of a Manager of the Borrower opining on or certifying such statements certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, if applicable;

(iv) on the fifteenth Business Day of each month after the end of each previous calendar month, a monthly cash statement and a report from the Borrower, in the form and substance agreed to by the parties pursuant to Section 4.01(n), in electronic form and, upon request, in writing, each such report to be certified as complete and correct by the Borrower; and

(v) promptly, from time to time, such other information regarding the financial condition of it or its compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

(d) Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, if applicable;

(ii) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any material action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against it; and

(iii) any development that has resulted in a Material Adverse Event.

(e) Maintaining Records; Access to Properties and Inspections.

(i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities; and

(ii) permit any representatives designated by any Financing Party to visit and inspect its financial records and properties and the financial records and properties of it (to the extent such records and properties reasonably relate to it) during normal business hours and upon one Business Day prior written notice and to make extracts from and copies of such financial records and permit any representatives designated by any Financing Party to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor. The Borrower shall be responsible for paying and reimbursing all reasonable out-of-pocket costs and expenses incurred in connection with such inspections, due-diligence and monitoring performed by such representatives of such Person, but only for up to two such inspections per year. Thereafter, all such inspections shall be at the sole cost and expense of such Financing Party, unless an Event of Default has occurred and is continuing, in which case the Borrower shall be responsible for such Person’s costs and expenses.

(f) Audits. From time to time upon the request of the Collateral Agent or the Required Lenders through the Administrative Agent, permit the Collateral Agent or the Lenders or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Collateral Agent or the Lenders to conduct evaluations and appraisals of the assets of the Borrower, and pay the reasonable fees and expenses of such professionals, but only for up to two such audits per year. Thereafter, all such audits shall be at the sole cost and expense of the Collateral Agent or Required Lenders, as the case may be, unless an Event of Default has occurred and is continuing, in which case the Borrower shall be responsible for such Person’s costs and expenses.

(g) Further Assurances. Execute any and all further documents, agreements and instruments, and take all further action (including cooperating with the filing of Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents (subject only to Permitted Liens). In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall reasonably designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower (including properties acquired subsequent to the Closing Date) other than amounts released to the Borrower pursuant to Section 2.09). Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.01(g). The Borrower agrees to provide, for each security interest and Lien that may be perfected by the filing of a financial statement, such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(h) Delivery of Collections. Subject to the provisions of Section 2.09, pay, or cause to be paid into the Collection Account all Collections, if any, received by the Borrower as soon as practicable after such receipt, but in no event later than the second Business Day after such receipt.

(i) Performance. Perform on a timely basis each of its respective warranties, covenants and agreements under, and comply with each of the respective terms and provisions applicable to it in, the Loan Documents to which it is a party.

(j) Liquidation Plan. Perform on a timely basis and comply with the terms of the liquidation plan attached as Exhibit C hereto.

(k) Insurance. Maintain insurance on the Collateral in an amount and type reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

SECTION 6.01 Negative Covenants of the Borrower. The Borrower covenants and agrees with each Financing Party that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on the Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Collateral Agent and Administrative Agent shall otherwise consent in writing (with respect to clause (d)(ii) of this Section, such written consent shall not be unreasonably withheld), the Borrower will not:

(a) Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except Indebtedness created under the Loan Documents.

(b) Liens. Create, incur, assume or penult to exist any Lien, except Liens created by the Loan Documents and Permitted Liens.

(c) Investments, Loans and Advances.

(i) Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except Permitted Investments.

(ii) Form, create or otherwise capitalize any subsidiary of the Borrower.

(d) Mergers, Consolidations, Sales of Assets and Acquisitions.

(i) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it; and

(ii) Engage in any sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) of any of its assets; provided, however, that the Borrower shall be entitled to make any Restricted Payments, permitted pursuant to Section 6.01(e) below and to make payments to the Lenders and the Administrative Agent and to pay its Operating Expenses each pursuant to the Loan Documents, and to make payments from moneys that are not subject to the lien of the Security Agreement; and

(iii) Guaranty or become surety for or liable for obligations of any other Person.

(e) Restricted Payments; Restrictive Agreements.

(i) declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; and

(ii) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets other than restrictions and conditions imposed by law or by any Loan Document.

(f) Transactions with Affiliates. Except as contemplated by the exceptions set forth in Section 6.01(d)(ii) and except as contemplated by the Loan Documents (subject to Section 6.01(e)), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates.

(g) Other Agreements. Permit or enter into any waiver, supplement, modification, amendment, termination (except pursuant to the terms of such agreements) or release of the certificate of formation or limited liability company agreement of the Borrower without the prior written consent of the Administrative Agent or the Required Lenders.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder (except for Section 3.18), or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished which, if capable of correction, continues to be incorrect in any material respect for a period of 10 Business Days after notice thereof from the Administrative Agent to the Borrower or Guarantor, as applicable;

(b) the Borrower’s failure to pay any principal of the Loan within one Business Day when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (including pursuant to Section 2.08) or by acceleration thereof or otherwise;

(c) the Borrower’s failure to pay any interest on the Loan or any fees or other amount (other than an amount referred to in (b) above) within one Business Day when due under any Loan Document, when and as the same shall become due and payable; provided, however, it shall not be an Event of Default if the Available Distribution Amount on such Payment Date is insufficient to pay the entire amount of interest otherwise due on such Payment Date (other than on the Maturity Date), other than due to the breach of the Borrower or the Guarantor of any agreement or covenant set forth herein or in any of the other Loan Document or if such failure is caused solely by the Administrative Agent;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained (i) in Section.5.01(a), or in Article VI or (ii) in Section 5.01(c)(iv) and with respect to this clause (ii), such default shall continue unremedied for a period of 5 Business Days after the date such reports were required to be delivered;

(e) default shall be made in the due observance or performance by the Borrower or the Guarantor of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 10 calendar days after written notice thereof from the Administrative Agent or any Lender to such party, provided, that with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, if the default is not curable in such 10 calendar day period, the time to cure shall be extended so long as the Borrower and/or Guarantor are proceeding diligently to a cure;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrower; and in each such event, the proceeding or petition referred to above shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or for a substantial part of the property or assets of such Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(h) one or more judgments for the payment of money shall be rendered against the Borrower and, in each case, the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment;

(i) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the assets or properties covered thereby;

(j) the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(k) Great American Group, LLC fails to own, directly or indirectly, 80% of the outstanding membership interests of the Borrower;

(l) there shall have occurred a material adverse change in the business, operations, financial condition or properties of the Borrower or Guarantor;

(m) the Borrower shall have defaulted under, or there shall exist an event of default with respect to, any indenture, loan agreement or other credit agreement to which the Borrower is a party that is not cured within 10 Business Days, and such debt is accelerated prior to its due date;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare in writing that an Event of Default has occurred and (ii) declare in writing the Loan to be forthwith due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; the Commitments shall automatically terminate; and in any event with respect to the Borrower described in paragraph (f) or (g) above, the outstanding principal amount of the Loan, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The financial institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the financial institution serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all, the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. Notices and other communications provided for herein shall be in writing (including facsimile or electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or transmitted electronically, as follows:

(a) if to the Borrower, to it at Nine Parkway North, Suite 300, Deerfield, Illinois 60015, Attention: Mark Naughton, Facsimile No.: 847.444.1401, E-mail: mnaughton@greatamerican.com;

(b) if to the Administrative Agent or the Collateral Agent, to Garrison Loan Agency Services LLC, 1350 Avenue of the Americas, New York, New York 10019, Attention: Brian Chase, Facsimile No.: (212) 372-9525, E-mail: bchase@garrisoninv.com;

(c) if to Garrison Special Opportunities Fund LP to Garrison Special Opportunities Fund LP, 1350 Avenue of the Americas, New York, New York 10019, Attention: Brian Chase, Facsimile No.: (212) 372-9525, E-Mail: bchase@garrisoninv.com;

(d) if to Gage Investment Group LLC, 5001 West Lemon Street, Tampa, FL 33609, Attention: J. Tim Pruban, Facsimile No.: (813) 281.0063, E-Mail: t.pruban@focusmg.com.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by facsimile or transmitted electronically or on the date five Business Days after dispatch by certified or registered mail, return receipt requested, if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loan, regardless of any investigation made by the Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loan, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Financing Party.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) A Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided, however, that the parties to each such assignment shall execute an Assignment and Acceptance. From and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13 and 10.05 with respect to matters arising prior to the date such assigning Lender ceases to be a party to this Agreement, as well as to any fees accrued for its account and not yet paid). Any assignment or transfer by the Lender of rights or obligations under this Agreement and the other Loan Documents that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balance of the Loan, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of a Loan Party or the performance or observance by a Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.01(c), 5.02(a) or 5.03(a) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error) and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Section 2.13 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loan and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loan, extending any scheduled principal payment date or date fixed for the payment of interest on the Loan, increasing or extending the Commitments or releasing all or any substantial part of the Collateral).

(f) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, after Notice to Borrower, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lender pursuant to Section 9.16.

(g) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided, however, that no such assignment shall release such Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent or the Required Lenders, and any attempted assignment without such consent shall be null and void.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of the Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that the aggregate principal amount of the Loan assigned to such SPC shall not exceed 10% of the total assets of such SPC (after giving effect to the assumption of such Loan); provided further, however, that (i) nothing herein shall constitute a commitment by any SPC to make the Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in the Loan to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of the Loan and (ii) disclose on a confidential basis any non-public information relating to the Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Financing Parties in connection with the administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated) or incurred by the Financing Parties in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, or in connection with the Loan made hereunder, but specifically excluding any fees, charges and disbursements of Kirkland & Ellis LLP, counsel for the Financing Parties, except to the extent of fees and expenses incurred in connection with the preparation and/or negotiation of the proposal letter, summary of terms, this Agreement or the other Loan Documents or Security Documents in an amount not to exceed $15,000, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Lender.

(b) The Borrower agrees to indemnify the Financing Parties and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but specifically excluding any special, indirect, consequential or punitive damages), including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any the other Loan Documents or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loan, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee.

(c) To the extent that the Borrower or the Guarantor fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a), (b), (c) or (d) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Credit Exposure and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loan, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Financing Party. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, after providing two Business Days written notice to Borrower, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of any Financing Party in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Financing Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other. Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on the Loan, or waive or excuse any payment due to a Lender or any part thereof, or decrease the rate of interest on the Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.12, the provisions of Section 9.04(j), the provisions of this Section, the definition of the term “Required Lenders” or release all or any substantial part of the Collateral, without the prior written consent of each Lender, or (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of the Financing Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Financing Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against a Loan Party or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the parties hereto agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, investors and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or a Lender or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this

Section 9.16. For the purposes of this Section, “Information” means all information received from any party hereto or their its Affiliates (other than any investor in Garrison Special Opportunities Fund LP), other than any such information that was available to a party hereto on a nonconfidential basis prior to its disclosure; provided, however, that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future party (or any Affiliate of such party) to this Agreement.

SECTION 9.17 [Reserved]

SECTION 9.18 Tax Treatment. It is the intent of each of the parties hereto that the Loan will be treated as indebtedness, including for United States federal, state and local income tax purposes, and each of the parties hereto agrees to treat the Loan as indebtedness for all purposes, including in connection with any United States federal, state or local income tax filing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC, as Borrower

by:	/s/ Harvey Yellen
Name:	Harvey Yellen
Title:	Manager

by:	/s/ Andrew Gumaer
Name:	Andrew Gumaer
Title:	Manager

GARRISON LOAN AGENCY SERVICES LLC, as Administrative Agent and Collateral Agent

by	/s/ Joseph Tansey
Name:	Joseph Tansey
Title:	Co-President

GARRISON SPECIAL OPPORTUNITIES FUND LP, as a Lender

by	/s/ Joseph Tansey
Name:	Joseph Tansey
Title:	Co-President

GAGE INVESTMENT GROUP LLC, as a Lender

by	/s/ J. Tim Pruban
Name:
Title:

Credit Agreement

EXHIBIT A

FORM OF LOAN REQUEST

Garrison Loan Agency Services LLC,

    as Administrative Agent

1350 Avenue of the Americas

New York, New York 10019

Attention: Brian Chase

Dear Sirs:

Reference is made to the Credit Agreement, dated as of May 29, 2008 (the “Credit Agreement”), among the undersigned, as Borrower, Garrison Special Opportunities Fund LP, as a Lender, Gage Investment Group LLC, as a Lender, and Garrison Loan Agency Services LLC as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Loan Request.

The Borrower hereby requests a Loan as follows:

(A)	Loan amount: $12,000,000

(B)	Date of Loan:

(C)	Wire Transfer Instructions for disbursement of Loan funds:

Bank:

Routing Number:

Account Number:

Name of Account:

Attention:

The Borrower hereby declares the following:

1. As of the Funding Date no Event of Default or Default has occurred and is continuing.

2. The representations and warranties of the Borrower set forth in Article III and in each other Loan Document are true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Very Truly Yours,

GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC

By:
Name:
Title:

Credit Agreement

EXHIBIT B

FORM OF PROMISSORY NOTE

$12,000,000	May 29, 2008

FOR VALUE RECEIVED, the undersigned, GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC, a California limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of GARRISON SPECIAL OPPORTUNITIES FUND LP, a Delaware limited partnership, and GAGE INVESTMENT GROUP LLC, a Delaware limited liability company, together with their successors and assigns (the “Lender”), in lawful money of the United States of America and in immediately available funds, the amount of TWELVE MILLION DOLLARS ($12,000,000) or, if less, the aggregate unpaid amount of the Loan made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Promissory Note is issued pursuant to that certain Credit Agreement dated as of May 29, 2008 among the Borrower, the Lender, the other lenders party thereto and Garrison Loan Agency Services LLC (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid. The date and amount of the Loan made by the Lenders to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by each Lender on its books; provided that the failure of a Lender to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Promissory Note in respect of the Loan actually made by the Lenders to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Promissory Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

On and after the Maturity Date, this Promissory Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Promissory Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Credit Agreement

THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS PROMISSORY NOTE).

GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC

By:
Name:
Title:

Credit Agreement

SCHEDULE A

LENDER	COMMITMENT

Garrison Special Opportunities Fund LP	$11,760,000

Gage Investment Group LLC	$240,000

Credit Agreement